Ex. 28(i)

Seward & Kissel LLP

901 K Street, N.W.

Suite 800

Washington, D.C. 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

March 27, 2018

Fairholme Funds, Inc.

4400 Biscayne Blvd.

9th Floor

Miami, FL 33137

Ladies and Gentlemen:

We have acted as counsel for Fairholme Funds, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of common stock, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), of The Fairholme Fund, The Fairholme Focused Income Fund and The Fairholme Allocation Fund, each a series of the Company (together, the “Series”). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of Post-Effective Amendment No. 38 to the Company’s Registration Statement on Form N-1A (as so amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2018, in which this letter is included as an exhibit. We have examined the Charter and By-laws of the Company and any amendments and supplements thereto, and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of each Series authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and fully paid and non-assessable under the laws of the State of Maryland.

Fairholme Funds, Inc.

March 27, 2018

We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP